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                                                                       EXHIBIT I

                                 INNOTECH, INC.
                               5568 AIRPORT ROAD
                            ROANOKE, VIRGINIA 24012

                                                                October 16, 1996

Dr. Ronald D. Blum
5320 Silver Fox Road
Roanoke, Virginia 24014

Dear Dr. Blum:

     This letter will confirm our agreement to amend your Employment Agreement, dated as of March 2, 1994, as modified by letter agreements between you and us dated February 23, 1995, August 23, 1995 and October 2, 1995 (collectively, the "Agreement"), as follows:

     Section 2.1 of the Agreement is hereby modified to increase your Base Salary (as defined in the Agreement) to $190,000 effective August 14, 1996.

     Section 3.3.2(i) of the Agreement is hereby amended in its entirety as follows:

          (i) pay executive, in a lump sum, $190,000, with such amount to be paid within sixty (60) days of the termination of the Employment Period;

     Except as hereby modified, the Agreement remains in full force and effect.

     Please acknowledge your agreement with the foregoing by signing the enclosed copy of this letter in the space provided and returning it to us.

                                          Very truly yours,

                                          INNOTECH, INC.

                                          By:    /s/ STEVEN A. BENNINGTON

                                            ------------------------------------
                                            Steven A. Bennington
                                            President

AGREED TO AND ACCEPTED

/s/ DR. RONALD D. BLUM
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Dr. Ronald D. Blum